Form N-SAR

Sub-Item 77M
Mergers
2-34393, 811-1879

On January 28, 2011, Janus Growth and Income Fund was the surviving fund in a reorganization. All of the assets and liabilities of Janus Research Core Fund were transferred to Janus Growth and Income Fund. The circumstances and details of the merger are contained in the November 16, 2010 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950123-10-106291 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.